Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the registration of 200,000 additional shares of common stock of Swift Energy Company, on or about December 17, 2008, under the Swift Energy Company Employee Stock Purchase Plan of our reports dated February 27, 2008, with respect to the consolidated financial statements of Swift Energy Company and subsidiaries included in Swift Energy Company’s Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Swift Energy Company and subsidiaries, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
December 17, 2008